Exhibit 99.1

NALCO HOLDING COMPANY

CHARTER OF THE COMPENSATION COMMITTEE

I.	Organization

The Compensation Committee of Nalco Holding Company, (“NALCO”) shall consist of at least three directors. Committee members shall be appointed by the Board of Directors in accordance with NALCO’s Articles of Incorporation and By-Laws, as amended (the “Articles”) on the recommendation of the Compensation Committee. Committee members shall hold their offices for one year and until their successors are elected and qualified, or until their earlier resignation or removal. All vacancies in the Committee shall be filled by the Board in accordance with the Articles. The Board shall designate one of the members as Chairman of the Committee and the Committee shall keep a separate book of minutes of their proceedings and actions.

The Committee shall meet periodically as deemed necessary by the Chairman of the Committee. All meetings shall be at the call of the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Meetings may be held by telephone or by other appropriate means in accordance with the Articles of NALCO.

The Committee may form one or more subcommittees each of which may take such actions as may be delegated by the Committee. The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate. The Committee’s members shall perform an annual evaluation of the Committee, as administered by the Nominating and Corporate Governance Committee. The Committee may, in its sole discretion and at NALCO’s expense, retain and terminate legal, accounting or other consultants or experts, including compensation consultants, it deems necessary in the performance of its duties and without having to seek the approval of the Board.

II.	Purpose and Responsibilities

The Compensation Committee’s primary purpose and responsibilities shall be:

•	Establish the total compensation package provided to the Chief Executive Officer, other Officers and other persons reporting directly to the Chief Executive Officer;
•	To develop and recommend to the Board compensation for Board members; and
•	To oversee NALCO’s and its subsidiaries’ general equity incentive plans.

III.	Duties

To fulfill its purpose and responsibilities, the Compensation Committee shall perform the following with respect to NALCO and its subsidiaries:

1.	Review and recommend to the Board the total compensation for Directors.

2.	Establish the total compensation package provided to the Chief Executive Officer, other Officers and other persons reporting directly to the Chief Executive Officer. Specifically as to the Chief Executive Officer, the Committee will review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives.

3.	Review and approve any employment agreements, severance agreements or change of control agreements with the Chief Executive Officer, other Officers and other persons reporting directly to the Chief Executive Officer.

4.	Review and approve the design of the benefit plans which pertain to Directors, the Chief Executive Officer, other officers and persons reporting directly to the Chief Executive Officer.

5.	Periodically review succession plans of the Chief Executive Officer of NALCO and its subsidiaries and screen and recommend to the Board candidates for Chief Executive Officer and such other senior executive officers as may be determined by the Committee.

6.	Review and recommend to the Board the creation and/or revision of compensation plans, incentive compensation plans and equity based plans affecting NALCO’s and its subsidiaries’ officers and persons reporting directly to the Chief Executive Officer. In determining long-term incentive compensation the Committee will consider NALCO’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers and other officers at comparable companies and the awards given to the Chief Executive Officer and other officers in past years.

7.	Oversee compliance with the any applicable compensation reporting requirements of the SEC.

8.	Obtain through discussions with management of NALCO and its subsidiaries a general understanding of compensation design throughout the entire Company.

9.	Oversee administration of benefit plans including all stock option, restricted stock and deferred stock plans, as applicable.

10.	To appoint members of Nalco Company’s Employee Benefit Plan Investment Committee (EBPIC) and the Employee Benefit Plan Administration Committee (EBPAC) and oversee both Committees.

11.	To approve the establishment, amendment and termination of all retirement plans of NALCO and its subsidiaries.

12.	To approve the appointment and removal of trustees and investment managers for pension fund assets.

13.	Retain consultants, from time to time, to advise the Committee on executive compensation practices and policies and assist in the evaluation of the Chief Executive Officer and executive compensation. This authority includes the sole authority to terminate the consultants and approve the consultant’s fees and other retention terms.

IV.	Approval Policy

Any assignment for the Executive Compensation Consulting firm that is reasonably expected to generate a fee in excess of $30,000, shall be first approved by the Compensation Committee or the Compensation Committee Chairman. The Compensation Committee Chairman shall advise the Compensation Committee of any Chairman approvals at the next meeting of the Compensation Committee.